Exhibit 99.1

Contacts:

Brad W. Buss

EVP Finance & Administration and CFO

(408) 943-2754

Joseph L. McCarthy

Director Corporate Communications

(408) 943-2902

Cypress Reports Second-Quarter 2010 Results

•	Q2 results exceeded guidance

•	Gross margin percentage at record levels

•	Free cash flow increased 85% sequentially

•	Book-to-bill, bookings, and backlog at multiyear highs

•	Record Q3 revenue expected for TrueTouch™ touchscreen controllers and PSoC®

SAN JOSE, Calif., July 22, 2010 — Cypress Semiconductor Corp. (Nasdaq: CY) today announced that revenue for the 2010 second quarter was $223.0 million, up 10.2% from $202.3 million for the prior quarter, and up 43.1% from $155.8 million for the year-ago period.

Cypress recorded GAAP net income of $20.6 million in the 2010 second quarter, or diluted earnings per share of $0.11. This compares with last quarter’s diluted earnings per share of $0.07 and a diluted net loss per share in the year-ago second quarter of $0.32.

Non-GAAP1 net income for the 2010 second quarter—excluding stock-based compensation, acquisition-related charges, restructuring and other special charges and credits—totaled $48.1 million, or diluted earnings per share of $0.24. That compares with non-GAAP1 diluted earnings per share of $0.17 for the prior quarter and a diluted net loss per share of $0.03 for the year-ago second quarter.

“We are pleased to report our fifth consecutive quarter of increased revenue after the ‘Great Recession’ that started in Q4 2008,” said Cypress President and CEO T.J. Rodgers. “Revenue increased 10% sequentially with all divisions growing, led by our Memory and Imaging Division, which saw strong demand for our high-performance SRAMs from wireless and wireline networking customers and market share gains with strategic global accounts. Our mobile handset revenues increased 70% year-on-year due to strong demand for our programmable products, including our TrueTouch touchscreen products. In addition, our PSoC-based OvationONS™ optical finger navigation product began to ship in volume to the mobile handset market late in the quarter, helping to drive our Emerging Technology Division to 100% sequential growth in Q2.

“Our customers are continuing to provide increased booking visibility into Q3 and Q4,” Rodgers said. “Our book-to-bill at the end of Q2 remained very strong at 1.30, led by our Consumer and Computation Division. All divisions had a book-to-bill above 1.10.

“Our focus on value-added solutions is allowing us to generate design wins and strong revenue momentum in large and growing end markets,” Rodgers continued. “Coupled with a corporatewide focus on gross margin and operating expenses, this is allowing us to drive substantial operating and cash flow leverage, which we expect will continue to grow for the balance of 2010.”

BUSINESS REVIEW

+ Non-GAAP1 consolidated gross margin for the second quarter was 59.3%, up 3.7 percentage points from the previous quarter. The increase was due mainly to improved manufacturing efficiencies and product mix. Excluding Emerging Technologies3, our Core Semiconductor4 non-GAAP gross margin was 60.1%, up 3.7 percentage points sequentially.

+ On a GAAP basis, second-quarter consolidated gross margin was 56.0%, up 3.4 percentage points from the previous quarter. Our Core Semiconductor4 gross margin on a GAAP basis was 56.9%.

+ Net inventory at the end of the second-quarter decreased to 82 days, down 3.4% quarter-on-quarter and 2.5% year-on-year.

+ Cash and investments for the second quarter totaled $308.7 million, or $1.93 per outstanding share.

Additional second-quarter data and comparisons relevant to Cypress’s business units are presented below:

BUSINESS UNIT SUMMARY FINANCIALS (UNAUDITED)

THREE MONTHS ENDED

July 4, 2010

	CCD[2]	DCD[2]	MID[2]	Core Semi[4]	Emerging Tech.[3]	Consolidated
REVENUE ($M)	76.3	29.3	112.2	217.8	5.2	223.0
Percentage of total revenues	34.2%	13.1%	50.4%	97.7%	2.3%	100.0%
GROSS MARGIN (%)
On a GAAP basis	56.8%	67.4%	54.2%	56.9%	20.1%	56.0%
On a non-GAAP[1] basis	60.0%	70.6%	57.5%	60.1%	23.3%	59.3%

THREE MONTHS ENDED

April 4, 2010

	CCD[2]	DCD[2]	MID[2]	Core Semi[4]	Emerging Tech.[3]		Consolidated
REVENUE ($M)	74.2	27.0	98.5	199.7	2.6		202.3
Percentage of total revenues	36.7%	13.3%	48.7%	98.7%	1.3%		100.0%
GROSS MARGIN (%)
On a GAAP basis	54.7%	69.3%	48.1%	53.4%	<6.7	%>	52.6%
On a non-GAAP[1] basis	57.7%	72.2%	51.1%	56.4%	<3.8	%>	55.6%

1.	Refer to “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” and “Notes to Non-GAAP Financial Measures” following this press release for a detailed discussion of management’s use of non-GAAP financial measures, as well as reconciliations of all non-GAAP financial measures presented in this press release to the most directly comparable GAAP financial measures.
2.	CCD—Consumer and Computation Division; DCD—Data Communications Division; MID—Memory and Imaging Division.
3.	“Emerging Technology” – Businesses outside our core semiconductor businesses outlined in footnote 4. Includes subsidiaries Cypress Envirosystems and AgigA Tech, as well as the ONS (Optical Navigation System) Business Unit, the China Business Unit and our foundry-support business.
4.	“Core Semiconductor” – Includes CCD, DCD and MID and excludes “Emerging Technology.”

SECOND-QUARTER 2010 HIGHLIGHTS

+ Two of Cypress’s Emerging Technologies Division units achieved their first $1 million revenue quarter, as projected in the 2009 Annual Report. The China Business Unit reported its first $2 million quarter in Q2 while the Optical Navigation Systems (ONS) business unit achieved its first $1 million quarter. Internal startups Cypress Envirosystems and AgigA Tech are also expected to achieve their first $1 million revenue quarters in 2010.

+ Cypress sampled its powerful, new PSoC 5 solution and introduced two PSoC 5 development kits: the PSoC 5 FirstTouch™ Starter Kit and the PSoC CY8C55 Family Processor Module Kit. PSoC 5 features a high-performance, 32-bit ARM® Cortex™-M3 processor and industry-leading analog capabilities. The solution targets markets such as industrial, medical, automotive, and consumer products as the central processor, not just a peripheral controller.

+ Cypress introduced a PSoC 3-based development kit that enables Made for iPod® licensees to quickly and easily design feature-rich accessories for iPod and iPhone products ranging from health and wellness products to diagnostics tools.

+ Cypress began sampling the CY832xx family of low-power PSoC 3 devices, making it easier for designers to integrate programmable digital logic capabilities into communications, servers and motor control end products.

+ LG Electronics has chosen Cypress’s CapSense touch-sensing solution to control buttons and LEDs in its new “LE” line of LED-backlit high-definition digital televisions.

+ Cypress achieved automotive qualification of its market-leading TrueTouch touchscreen and LIN-capable CapSense® touch-sensing devices. Cypress now offers the industry’s broadest portfolio of automotive-qualified capacitive touch-sensing products.

+ Cypress introduced the market’s first 32-Mbit and 64-Mbit fast asynchronous SRAMs. The devices feature fast response times and the industry’s smallest footprints. They are ideal for storage servers, switches and routers, test equipment and military systems.

+ Cypress named Akamai Technologies’ chief financial officer, J.D. Sherman, to its board of directors, expanding its board to eight members. Sherman, whose background also includes financial management positions at IBM and CommQuest, adds another strong financial management perspective to the Cypress board.

+ Cypress’s CEO, T.J. Rodgers, announced that the company’s San Jose headquarters was 75% powered on site from renewable energy sources, including solar panels and fuel cells. The company aims to achieve its goal of 100 percent energy independence by 2015 through efforts that could include energy conservation, electricity storage, and the installation of new and innovative energy sources being developed in Silicon Valley.

+ Cypress launched the Cypress Developer Community™, an online resource offering technical forums, videos and blogs to enable engineers to share best design practices when using Cypress’s products. The community is located at www.cypress.com/go/community.

+ Cypress’s wafer manufacturing facility in Bloomington, Minn., has been named a “Trusted Foundry” by the U.S. Department of Defense. This accreditation means that the factory meets stringent government criteria for manufacturing classified and unclassified defense products.

+ Cypress Envirosystems, a Cypress subsidiary, has been named one of the top innovative green companies by the California Public Utilities Commission. The company’s flagship product is a Wireless Pneumatic Thermostat that enables RF- and Internet-based remote temperature sensing and control.

ABOUT CYPRESS

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC® programmable system-on-chip families and derivatives such as PowerPSoC® solutions for high-voltage and LED lighting applications, CapSense® touch sensing and TrueTouch™ solutions for touchscreens. Cypress is the world leader in USB controllers, including the high-performance West Bridge® solution that enhances connectivity and performance in multimedia handsets. Cypress is also a leader in high-performance memories and programmable timing devices. Cypress serves numerous markets including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Cypress trades on the Nasdaq Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

FORWARD-LOOKING STATEMENTS

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the remainder of fiscal year 2010 and the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “believe,” “expect,” “future,” “plan,” “intend” and similar expressions to identify such forward-looking statements that include, but are not limited to, statements related to the semiconductor market, the future economic environment, our expected growth in our handset revenue, the strength and growth of our proprietary and programmable products, including TrueTouch, West Bridge and our PSoC-powered OvationONS optical navigation sensors, our expected product introductions and the revenue that may result from them, our ability to further penetrate the industrial, medical, automotive and consumer products market as the central processor, our expectations regarding our Q310 revenue and earnings, our expectations regarding our SRAM market share, positive signs gleaned from the ordering patterns of our customers, the demand and growth in the markets we serve, the booking patterns and visibility provided by our customers, our expectations regarding product and design wins, our expectations for sales and profit throughout 2010, our ability to achieve 100% energy independence by 2015, and our expected revenue from our Emerging Technology Division. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this release. Our actual results may differ materially due a variety of uncertainties and risk factors, including but not limited to the state of and future of the global economy, business conditions and growth trends in the semiconductor market, our ability to timely develop and roll out new products, our ability to enter into new markets with our portfolio of products, whether our products perform as expected, whether the demand for our proprietary and programmable products, including especially our TrueTouch, West Bridge, PSoC, and OvationONS products, is fully realized, whether our product and design wins result in increased sales, customer acceptance of Cypress and its subsidiaries’ products, seasonality in the markets we serve, our ability to achieve lower operating expenses and maintain a solid balance sheet, the actions of our competitors, the behavior of our supply chain, our ability to manage our business to have strong earnings and cash flow leverage, factory utilization, whether the expected growth in the markets we serve materializes, our ability to maintain and improve our gross margins and realize our bookings, the financial performance of our subsidiaries and Emerging Technology Division, our ability to outgrow the market in revenue once the economy recovers and other risks described in our filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

Cypress, the Cypress logo, PSoC, CapSense, PowerPSoC and West Bridge are registered trademarks of Cypress Semiconductor Corp. Programmable System-on-Chip, TrueTouch, OvationONS, FirstTouch, and Cypress Developert Community are trademarks of Cypress Semiconductor Corp. ARM is registered trademark and Cortex is a trademark of ARM Ltd. Made for iPod is a trademark of Apple Inc. All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 4, 2010	January 3, 2010
ASSETS
Cash, cash equivalents and short-term investments (a)	$278,178	$299,642
Accounts receivable, net	145,905	86,959
Inventories, net (b)	81,463	91,198
Property, plant and equipment, net	267,646	272,620
Goodwill and other intangible assets, net	46,317	46,968
Other assets	120,526	115,121

Total assets	$940,035	$912,508

LIABILITIES AND EQUITY
Accounts payable	$58,105	$61,712
Deferred income	108,267	75,881
Income tax liabilities	53,467	46,362
Other accrued liabilities	93,008	98,169

Total liabilities	312,847	282,124
Total Cypress stockholders' equity	628,737	631,587
Noncontrolling interest	(1,549)	(1,203)

Total equity	627,188	630,384

Total liabilities and equity	$940,035	$912,508

(a)	Cash, cash equivalents and short-term investments do not include $31 million and $33 million of auction rate securities and commercial paper, which are classified as long-term investments in “Other assets” as of July 4, 2010 and January 3, 2010, respectively.
(b)	Net inventories included approximately $7 million and $12 million as of July 4, 2010 and January 3, 2010, respectively related to the last-time-build program for Cypress's Texas manufacturing facility, which ceased operations at the end of fiscal 2008. In addition, inventories include $4 million and $6 million of capitalized inventories related to stock compensation expense, as of July 4, 2010 and January 3, 2010, respectively.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

ON A GAAP BASIS

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	July 4, 2010	April 4, 2010	June 28, 2009
Revenues	$223,024	$202,271	$155,784
Cost of revenues	98,078	95,784	98,672

Gross margin (a)	124,946	106,487	57,112
Operating expenses:
Research and development (a)	43,106	40,049	48,196
Selling, general and administrative (a)	54,147	51,281	53,069
Amortization of acquisition-related intangibles	722	776	834
Restructuring charges (credits)	(1,167)	327	1,089

Total operating expenses, net	96,808	92,433	103,188

Operating income (loss)	28,138	14,054	(46,076)
Interest and other income (expense), net (a)	(1,165)	730	2,115

Income (loss) before income taxes	26,973	14,784	(43,961)
Income tax provision	(6,337)	(2,110)	(1,324)

Income (loss), net of taxes	20,636	12,674	(45,285)
Noncontrolling interest, net of taxes	(183)	(163)	(178)

Net income (loss)	20,453	12,511	(45,463)
Less: net loss attributable to noncontrolling interest	183	163	178

Net income (loss) attributable to Cypress	$20,636	$12,674	$(45,285)

Net income (loss) per share attributable to Cypress:
Basic	$0.13	$0.08	$(0.32)
Diluted	$0.11	$0.07	$(0.32)
Shares used in net income (loss) per share calculation:
Basic	160,749	158,931	141,107
Diluted	190,342	190,892	141,107
(a) Includes the following credit (expense) related to Cypress's deferred compensation plan:
Gross margin	$294	$(141)	$(252)
Research and development	$648	$(290)	$(749)
Selling, general and administrative	$1,239	$(596)	$(1,572)
Interest and other income (expense), net	$(2,177)	$835	$2,310

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands)

(Unaudited)

	Three Months Ended July 4, 2010
	CCD (b)	DCD (b)	MID (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$43,289	$19,759	$60,845	$123,893	$1,053	$124,946
Stock-based compensation expense	2,480	954	3,649	7,083	171	7,254

Non-GAAP gross margin	$45,769	$20,713	$64,494	$130,976	$1,224	$132,200

	Three Months Ended April 4, 2010
	CCD (b)	DCD (b)	MID (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$40,568	$18,673	$47,421	$106,662	$(175)	$106,487
Stock-based compensation expense	2,189	796	2,909	5,894	76	5,970

Non-GAAP gross margin	$42,757	$19,469	$50,330	$112,556	$(99)	$112,457

	Three Months Ended June 28, 2009
	CCD (b)	DCD (b)	MID (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$25,456	$14,614	$19,056	$59,126	$(2,014)	$57,112
Stock-based compensation expense	4,475	1,832	4,755	11,062	126	11,188
Acquistion-related expense	—	—	559	559	—	559

Non-GAAP gross margin	$29,931	$16,446	$24,370	$70,747	$(1,888)	$68,859

(a)	Please refer to the accompanying "Notes to Non-GAAP Financial Measures" for a detailed discussion of management's use of non-GAAP financial measures.
(b)	CCD—Consumer and Computation Division; DCD—Data Communications Division; MID—Memory and Imaging Division.
(c)	“Core Semi” – Includes CCD, DCD and MID divisions and excludes “Emerging Technologies.”
(d)	“Emerging Technologies” – Activities outside our core semiconductor businesses outlined in footnote (c). Includes wholly owned subsidiaries Cypress Envirosystems, AgigA Tech and other.

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	July 4, 2010	April 4, 2010	June 28, 2009
GAAP research and development expenses	$43,106	$40,049	$48,196
Stock-based compensation expense	(6,060)	(4,357)	(10,746)
Acquisition-related expense	(1)	(2)	(23)
Changes in value of deferred compensation plan	96	(36)	(104)

Non-GAAP research and development expenses	$37,141	$35,654	$37,323

GAAP selling, general and administrative expenses	$54,147	$51,281	$53,069
Stock-based compensation expense	(12,965)	(11,247)	(15,745)
Acquisition-related expense	(8)	(6)	14
Changes in value of deferred compensation plan	14	(7)	(8)
Impairment of assets	(366)	—	—

Non-GAAP selling, general and administrative expenses	$40,822	$40,021	$37,330

GAAP operating income (loss)	$28,138	$14,054	$(46,076)
Stock-based compensation expense	26,279	21,574	37,679
Acquisition-related expense	730	784	1,402
Changes in value of deferred compensation plan	(110)	43	112
Restructuring charges	(1,167)	327	1,089
Impairment of assets	366	—	—

Non-GAAP operating income (loss)	$54,236	$36,782	$(5,794)

GAAP net income (loss) attributable to Cypress	$20,636	$12,674	$(45,285)
Stock-based compensation expense	26,279	21,574	37,679
Acquisition-related expense	730	784	1,402
Changes in value of deferred compensation plan	(110)	43	112
Restructuring charges	(1,167)	327	1,089
Impairment of assets	366	—	—
Adjustment for convertible debt	—	—	392
Tax effects	1,344	(1,295)	833

Non-GAAP net income (loss) attributable to Cypress	$48,078	$34,107	$(3,778)

GAAP net income (loss) per share attributable to Cypress - basic	$0.13	$0.08	$(0.32)
Stock-based compensation expense	0.16	0.14	0.27
Acquisition-related expense	—	—	0.01
Restructuring charges	—	—	0.01
Tax effects	0.01	(0.01)	—

Non-GAAP net income (loss) per share attributable to Cypress - basic	$0.30	$0.21	$(0.03)

GAAP net income (loss) per share attributable to Cypress - diluted	$0.11	$0.07	$(0.32)
Stock-based compensation expense	0.13	0.11	0.27
Acquisition-related expense	—	—	0.01
Restructuring charges	—	—	0.01
Tax effects	—	(0.01)	—

Non-GAAP net income (loss) per share attributable to Cypress - diluted	$0.24	$0.17	$(0.03)

(a)	Please refer to the accompanying "Notes to Non-GAAP Financial Measures" for a detailed discussion of management's use of non-GAAP financial measures.

CYPRESS SEMICONDUCTOR CORPORATION

CONSOLIDATED DILUTED EPS CALCULATION

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	July 4, 2010		April 4, 2010		June 28, 2009
	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income (loss) attributable to Cypress	$20,636	$48,078	$12,674	$34,107	$(45,285)	$(3,778)

Weighted-average common shares outstanding (basic)	160,749	160,749	158,931	158,931	141,107	141,107
Effect of dilutive securities:
Stock options, unvested restricted stock and other	29,593	37,015	31,961	39,966	—	—

Weighted-average common shares outstanding for diluted computation	190,342	197,764	190,892	198,897	141,107	141,107

Net income (loss) per share attributable to Cypress - basic	$0.13	$0.30	$0.08	$0.21	$(0.32)	$(0.03)
Net income (loss) per share attributable to Cypress - diluted	$0.11	$0.24	$0.07	$0.17	$(0.32)	$(0.03)

	July 4, 2010	April 4, 2010	June 28, 2009
Average stock price for the three months ended	$11.70	$11.52	$7.95
Common stock outstanding at period end (in thousands) Includes unvested restricted stock awards of approximately 1.9 million shares at July 4, 2010 and April 4, 2010 and 3.0 million shares at June 28, 2009.	159,873	161,764	147,557

CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENTAL FINANCIAL DATA

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	July 4, 2010	April 4, 2010	June 28, 2009	July 4, 2010	June 28, 2009
Selected Cash Flow Data (Preliminary):
Net cash provided by (used in) operating activities	$46,032	$38,123	$5,531	$84,155	$(10,273)
Net cash provided by (used in) investing activities	$(13,937)	$(43,757)	$(23,590)	$(57,694)	$(8,369)
Net cash provided by (used in) financing activities	$(60,339)	$(20,883)	$20,510	$(81,222)	$26,735

Other Supplemental Data (Preliminary):
Capital expenditures	$8,533	$17,872	$4,907	$26,405	$11,455
Depreciation	$11,947	$11,461	$12,951	$23,408	$26,531

Notes to Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, Cypress uses non-GAAP financial measures which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as described in details below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Cypress’s operations that, when viewed in conjunction with Cypress’s GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Cypress’s business and operations. Non-GAAP financial measures used by Cypress include:

•	Gross margin;

•	Research and development expenses;

•	Selling, general and administrative expenses;

•	Operating income (loss);

•	Net income (loss); and

•	Diluted net income (loss) per share.

Cypress uses each of these non-GAAP financial measures for internal managerial purposes, when providing its financial results and business outlook to the public, and to facilitate period-to-period comparisons. Management believes that these non-GAAP measures provide meaningful supplemental information regarding Cypress’s operational and financial performance of current and historical results. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Cypress’s historical operating results and comparisons to competitors’ operating results.

Cypress believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, are useful to investors because they allow investors to see Cypress’s results “through the eyes” of management as these non-GAAP financial measures reflect Cypress’s internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Cypress’s operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Cypress’s operating results in a manner that is focused on the performance of its ongoing operations.

There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Cypress’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the accompanying press release.

As presented in the “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items:

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to the equity awards such as stock options and restricted stock. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Cypress’s control. As a result, management excludes this item from Cypress’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure Cypress’s core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by companies and the varying methodologies and subjective assumptions used in determining such non-cash expense.

•	Changes in value of Cypress’s key employee deferred compensation plan.

Cypress sponsors a voluntary deferred compensation plan which provides certain key employees with the option to defer the receipt of compensation in order to accumulate funds for retirement. The amounts are held in a trust and Cypress does not make contributions to the deferred compensation plan or guarantee returns on the investment. Changes in the value of the investment in Cypress’s common stock under the plan are excluded from the non-GAAP measures. Management believes that such non-cash item is not related to the ongoing core business and operating performance of Cypress, as the investment contributions are made by the employees themselves.

•	Restructuring charges.

Restructuring charges primarily relate to activities engaged by management to make changes related to its infrastructure in an effort to reduce costs. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have not historically occurred in each year. Although Cypress has engaged in various restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. As such, management believes that it is appropriate to exclude restructuring charges from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results from continuing operations.

•	Adjustment for convertible debt.

During the first quarter of fiscal 2009, we adopted new accounting guidance on convertible debt which specified that Cypress should separately account for the liability and equity components of the instruments. The adoption required the retrospective application of the guidance and we recorded additional non-cash interest expense. These costs are excluded from the non-GAAP financial measures because such non-cash expenses have not historically occurred in every quarter, which would affect the ability of investors to compare Cypress’s period-over-period operating results. In addition, management does not believe that this item is indicative of the ongoing operating performance of Cypress’s business.

•	Acquisition-related expense.

Acquisition-related expense primarily includes: (1) impairment of goodwill, (2) amortization of intangibles, which include acquired intangibles such as purchased technology, patents and trademarks, (3) a settlement loss resulted from the cancellation of a licensing agreement with Simtek following the acquisition, and (4) earn-out compensation expense, which include compensation resulting from the achievement of milestones established in accordance with the terms of the acquisitions. In most cases, these acquisition-related charges are not factored into management’s evaluation of potential acquisitions or Cypress’s performance after completion of acquisitions, because they are not related to Cypress’s core operating performance. Adjustments of these items provide investors with a basis to compare Cypress against the performance of other companies without the variability caused by purchase accounting.

•	Impairment of assets.

In the second quarter of fiscal 2010, Cypress wrote off the book value of certain assets as management determined these assets have no future benefit to Cypress. Cypress excluded this item because the expense is not reflective of its ongoing operating results. Excluding this data allows investors to better compare Cypress’s period-over-period performance without such expense.

•	Related tax effect.

Cypress adjusts for the income tax effect that resulted from the non-GAAP adjustments as described above.